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                    AMERICAN BANK NOTE HOLOGRAPHICS, INC.
                         ANNOUNCES MANAGEMENT CHANGES


          Kenneth Traub Named President and Chief Operating Officer

ELMSFORD, NY, FEBRUARY 4 -- American Bank Note Holographics, Inc. (NYSE: ABH) today announced changes in senior management.

The Company's Board of Directors named Kenneth H. Traub as President. He replaces Joshua C. Cantor, who has resigned from the position as well as from the Board of Directors. The Company also announced the resignation of Richard
P. Macchiarulo, Vice President (Finance) and Secretary.

Mr. Traub was Co-founder, Executive Vice President, Chief Financial Officer and Secretary of Voxware, Inc., a developer of digital audio technologies for Internet and multimedia applications. He had previously been Vice President of Trans-Resources, Inc., a diversified multinational holding company, where his responsibilities included turn-around management, acquisitions and financing. Mr. Traub earned a B.A. from Emory College and an M.B.A. from the Harvard Graduate School of Business Administration.

American Bank Note Holographics is a world leader in the origination, production, and marketing of mass-produced secure holograms, based on its significant market share. The Company's holograms are used for security applications, such as counterfeiting protection for credit and other transaction cards, identification cards and documents of value, as well as for tamper resistance and authentication of high-value consumer and industrial products.


Contact:

Morris Weissman                           Kenneth H. Traub
Chairman and Chief Executive Officer      President
American Bank Note Holographics, Inc.     American Bank Note Holographics, Inc.
212-593-5700                              914-592-2355


Media and Investor Relations Counsel
Robinson Lerer & Montgomery
Walter Montgomery
212-484-6721